Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of German American Bancorp, Inc. on Form S-3 of our report dated February 29, 2008 with respect to the consolidated financial statements of German American Bancorp, Inc. and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky
February 10, 2009

Exhibit 23